EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:	Barb Remley Chief Financial Officer MakeMusic! Inc. (952)937-9611 bremley@makemusic.com	Ann Marie Ascher Bluefire Partners (612)344-1035 aascher@bluefirepartners.com

MAKEMUSIC! INC. ANNOUNCES
FIRST QUARTER RESULTS

     Minneapolis, MN, May 13, 2003 — MakeMusic! Inc. (NASDAQ: MMUS) today reported results for the first quarter ended March 31, 2003. Highlights for the quarter included a 54% increase in the total number of SmartMusic® subscriptions during the period and a narrower operating loss when compared to the same period one year ago, despite increased expenses to promote the Company’s SmartMusic subscription business.

     Revenues for the first quarter of fiscal 2003 were $1,658,000, a 15% decrease compared with $1,942,000 for the first quarter of fiscal 2002. The decrease in revenues compared to the prior year is primarily related to the releasing of the Finale® annual upgrade earlier in 2002 than in 2001. Finale sales customarily are highest upon release of a new version and sales decline throughout the year until the next release. Finale sales were also negatively impacted because the most recent version of the Company’s Finale product is not yet compatible with the Macintosh OS X operating system and a significant portion of Finale’s user base uses Macintosh computers. The next Finale release upgrade, scheduled for summer 2003, will run on a Macintosh OS X platform.

     Net losses for the 2003 first quarter were $2,121,000 or $(0.78) per share, versus losses of $12,929,000, equal to $(5.58) per share, in the same quarter of 2002. The decrease in net loss is attributed to a one-time cumulative effect of change in accounting principle in 2002 for the implementation of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets. Due to reductions in website and administrative operating expenses, loss from operations was $1,393,000, a 3% improvement compared with $1,438,000 in the same quarter of fiscal 2002 despite increased expenses to promote the company’s growing SmartMusic subscription business.

     The overall decrease in notation software sales was partly offset by an increase in sales relating to SmartMusic subscription services, launched in November 2001 for schools and June 2002 for home users. Subscription service revenues are accounted for over the period of the subscription. As of March 31, 2003, over 1,600 schools were subscribing to the SmartMusic service with over 4,300 subscriptions. This is a net increase of approximately 300 schools and 800 subscriptions since December 31, 2002. These schools’ subscriptions correspond to recurring annual subscription revenue of $161,000 to be recognized over the subscription period. As of March 31, 2003, the Company had over 850 regular home subscribers, approximately 310 more than at December 31, 2002. The Company’s school-sponsored home subscription program, introduced in late October 2002, had more than 120 schools participating for a total of more than 4,100 school-sponsored home subscriptions generating annual recurring revenue of $86,000 as of March 31, 2003. This is an increase of approximately 70 schools and 2,150 school-sponsored home subscriptions since December 31, 2002. The total number of SmartMusic subscriptions as of March 31, 2003 was more than 9,200, generating an annual run rate (total revenue to be earned on subscriptions over a twelve-month period) of $336,000 in revenue, which represents a 45% increase over the annual run rate as of December 31, 2002, and a 740% increase over the run-rate as of March 31, 2002. SmartMusic subscription revenues of $68,000 were recognized in the quarter, an increase of 53% over the previous quarter and 1,092% over the same quarter a year earlier.

     For the first quarter 2003, gross margin of $1,275,000 was $302,000, or 19%, lower than the same quarter a year earlier. This decrease is primarily due to the overall decrease in Finale sales mentioned above. The lower percentage of Finale sales, a high margin product, in comparison to total sales also contributed to a lower gross margin sales mix.

     Operating expenses were $2,668,000, a decrease of $347,000, or 12%, from the first quarter 2002, despite allocating additional sales and marketing resources for promoting SmartMusic subscription services. The reduction in operating expenses is primarily due to the Company restructuring its French operations in the fourth quarter of 2002 by reducing and moving SmartMusic website and administrative functions to its Minneapolis location.

     Interest expense of $731,000 includes $718,000 of non-cash interest related to the bridge loan debt that was converted to equity upon completion of the Company’s recent private placement financing.

     Net cash used in operating activities was $1,387,000, a $381,000 increase over the first quarter 2002. The increased cash usage resulted from the shut-down of France operations and timing items relating to accounts receivable outstanding at the end of the quarter. Actual cash usage is typically highest in the first and second quarters, with the third quarter using the least cash or producing positive cash flow. Management believes that available cash, together with future cash flows generated by product and subscription sales, will be sufficient to finance operations through 2003 and until the Company achieves positive cash flow.

     “We are pleased with the growth in SmartMusic subscriptions during the first quarter,” stated Sean Lafleur, chairman and chief executive officer. “Our improved financial position allows us to continue to invest in SmartMusic growth. Due to the restructuring undertaken over the past year, we have been able to lay foundations for achieving SmartMusic growth and nevertheless reduce our operating loss compared with the first quarter 2002 — despite being at a slower stage in our Finale selling cycle.”

     “We expect SmartMusic subscriptions and revenues to continue to grow throughout 2003,” Lafleur continued. “And we expect Finale revenues to renew their growth with the release of the Finale upgrade in the second half of 2003. We believe we are on a path to achieving positive operating cash flows in 2004 on an annual basis through the combined growth of Finale and SmartMusic.”

Financial table follows

About MakeMusic! Inc.

MakeMusic!™ Inc. is a world leader in music education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale®, the world’s best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library. MakeMusic! maintains its corporate headquarters in Minneapolis, Minnesota, and its main international office in Paris, France. The company can be reached at www.makemusic.com.

Cautionary Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Our forward-looking statements in this release generally relate to our growth strategy, projections, estimates and expectations, the future potential of SmartMusic and the sufficiency of capital to fulfill future needs. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include, but are not limited to, the market acceptance of our products; the intense competition we face; the rapid technological changes and obsolescence in our industry; our expected continuing operating losses; other general business and economic conditions; and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

###

MakeMusic! Inc.
Condensed Consolidated Balance Sheets
(In thousands of U.S. dollars)

	March 31,	December 31,
	2003	2002

	(unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$2,025	$1,469
Cash-restricted	—	390
Accounts receivable, net	492	400
Inventories	336	324
Value added tax receivable	75	58
Prepaid expenses and other current assets	105	185

Total current assets	3,033	2,826
Property and equipment, net	399	528
Goodwill, net	3,630	3,630
Capitalized software products	703	732
Intangible assets, net	2,464	2,719
Other non-current assets	189	157

Total assets	$10,418	$10,592

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$565	$651
Accrued expenses and other current liabilities	836	1,303
Revolving note payable	—	89
Convertible loans	—	419
Current portion of long-term debt and capital leases obligations	494	437
Reserve for product returns	299	219
Deposits	—	390
Deferred revenue	266	178

Total current liabilities	2,460	3,686
Long-term debt and capital lease obligations, net of current portion	100	151
Shareholders’ equity:
Common stock	34	22
Additional Paid-in Capital	61,522	58,278
Accumulated deficit	(52,998)	(50,877)
Accumulated other comprehensive income	(135)	(73)
Deferred compensation	(565)	(595)

Total shareholders’ equity	7,858	6,755

Total liabilities and shareholders’ equity	$10,418	$10,592

NOTE: The Balance Sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not reflect all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

MakeMusic! Inc.
Condensed Consolidated Statements of Operations
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	Quarter Ended March 31

	2003	2002

NET REVENUE	$1,658	$1,942
COST OF REVENUES	383	365

GROSS PROFIT	1,275	1,577
OPERATING EXPENSES:
Website development expenses	67	319
Content and product development expenses	557	570
Selling and marketing expenses	1,041	922
General and administrative expenses	1,003	1,204

Total operating expenses	2,668	3,015

LOSS FROM OPERATIONS	(1,393)	(1,438)
Interest (expense)/income, net	(726)	10

Net loss before income tax	(2,119)	(1,428)
Income tax	(2)	(1)

Net loss before cumulative effect of accounting change	(2,121)	(1,429)
Cumulative effect of change in accounting principle (FAS 142)	—	(11,500)

Net loss	$(2,121)	$(12,929)

Basic and diluted loss per common share	$(0.78)	$(5.58)
Weighted average common shares outstanding	2,724,209	2,316,846